Exhibit 10.03
July 12, 2022

Blake Jorgensen

Dear Blake,

I am delighted you expressed interest in learning about PayPal and our EVP, Chief Financial Officer position. We have enjoyed getting to know you better and understanding how your experience, expertise and leadership approach aligns with helping PayPal on our mission to democratize financial services and improve the financial health of individuals, families, businesses and communities around the world. We are excited at the prospect of you joining as a leader at PayPal, and we are pleased to offer you the full-time, exempt position of EVP, Chief Financial Officer, currently reporting to me, the President and CEO of PayPal.

Through this letter, I will present the specifics of your job offer and compensation package, including legal terms and conditions. As discussed, this compensation package is subject to the approval of the Compensation Committee of the Board of Directors of PayPal Holdings, Inc. Please review this content and sign where noted, via DocuSign. Should you have any questions, please reach out to Kausik Rajgopal, EVP, Chief Human Resources Officer.

Your Compensation Package

Salary and Bonuses

At PayPal, we pride ourselves on offering a competitive total rewards package. Your annual base salary will be $750,000 (paid bi-weekly at $28,846 per pay period, less applicable deductions and tax withholdings).

You will be eligible to participate in the PayPal Annual Incentive Plan for a specified fiscal year (AIP). AIP is an annual bonus that is calculated based on your individual achievement as well as company performance for the year. The AIP performance period is from January 1 through December 31. Your target bonus for the AIP is 125% of your annual base salary, pro-rated based on your hire date and days of service in an AIP-eligible position during the AIP performance period. There is no guarantee any AIP bonus will be awarded or received, and any actual bonus will be determined after the end of the AIP performance period. Any AIP bonus, even if it is made repeatedly or regularly and whatever its amount, can never lead to a vested right for you, the employee.

To be eligible to receive any AIP bonus, you must be employed before October 1st of the applicable AIP performance period, and you must remain employed on the date the bonus is paid, subject to applicable laws. If your employment start date with a PayPal company commences on or after October 1st, your eligibility to participate in the AIP will begin on January 1st of the following calendar year. Any bonus is at PayPal’s sole and absolute discretion and subject to the terms and conditions of the AIP. PayPal reserves the right, in its sole discretion, to amend, change or cancel the AIP at any time. Further, the bonus plan that you are eligible to participate in may change over time. You acknowledge and agree that PayPal may substitute the plan referenced in this letter and any contract of employment or any offer documentation, as it determines in its sole discretion from time to time.

In addition, PayPal is also offering you the following:

•A one-time sign on bonus of $6,000,000 (less applicable deductions and tax withholdings). This sign on bonus will be paid in three installments, as follows: (i) $3,000,000 will be payable within the first two pay periods following your start date; (ii) $1,000,000 will be payable on the second pay period in November 2022; and (iii) $2,000,000 will be payable within the first two pay periods following the first anniversary of your start date.

Each of the payments above have a couple basic conditions: (1) you need to be employed with PayPal on the dates of the applicable payments, otherwise you will not earn or receive the payment, and (2) if your employment ceases for reasons of cause or resignation before the designated date(s) in the attached Repayment Agreement, your sign-on bonus will not be earned, and is subject to repayment to PayPal. Details are in the attached Repayment Agreement.

•As a PayPal executive, you will also receive the initial equity grants described below and will be eligible to receive additional annual equity grants beginning in 2023, depending on several factors including your performance as assessed by your manager and subject to approval by the Compensation Committee of the Board of Directors of PayPal Holdings, Inc. (“PayPal Holdings”). Annual equity grant ranges are reviewed each year to ensure we remain competitive to the market.

Grant	Intended Grant Date (Assuming August 2022 Employment Start Date)	Value	Vesting Schedule
Restricted Stock Units (RSUs)	Sept 15, 2022	USD $1,000,000
The value of the RSUs will be converted into the number of shares to be granted, as determined based on PayPal policies on the date of grant. One-third (1/3) of the shares subject to the RSUs will vest on the first anniversary of the grant date, with one-twelfth (1/12) of the shares subject to the RSUs vesting on each quarterly vest date thereafter, conditioned upon your continued employment with a PayPal company.

Performance-based Restricted Stock Units (PBRSUs)	Sept 15, 2022	Target value of USD $1,000,000
The target value of these equity awards will be converted into the number of shares to be granted, as determined based on PayPal policies on the date of grant. Any PBRSUs earned based on PayPal Holdings’ performance over the three-year performance period will be vested and settled in February or March of the year immediately following the performance period, conditioned upon your continued employment with a PayPal company, less applicable taxes and withholdings.

Grant	Intended Grant Date (Assuming August 2022 Employment Start Date)	Value	Vesting Schedule
Supplemental RSUs	Sept 15, 2022	USD $8,000,000
The value of the RSUs will be converted into the number of shares to be granted, as determined based on PayPal policies on the date of grant. One-third (1/3) of the shares subject to the RSUs will vest on the first anniversary of the grant date, with one-twelfth (1/12) of the shares subject to the RSUs vesting on each quarterly vest date thereafter, conditioned upon your continued employment with a PayPal company.

Please note: The above is a summary of the RSUs and PBRSUs. The RSUs and PBRSUs are subject to applicable taxes and withholdings and are governed by the applicable award agreement and any other related agreements. Once your grant is approved and processed (subject to the approval of the Compensation Committee), the grant date for RSUs and PBRSUs is generally on or around the 15th of the month following the month of your first day of employment. In the event your start date with a PayPal company commences on or after September 1st, the grant date for the PBRSUs is generally on or around March 1 of the following calendar year and the three-year performance period for such PBRSUs would commence on January 1 of the calendar year following your employment start date. You will be notified by E*TRADE to set up your account, and will be prompted to accept your grant online. The equity award and other related agreements set forth the terms and conditions that govern your awards.

All employees are subject to PayPal’s Insider Trading Agreement, which outlines the procedures and guidelines governing securities trades by company personnel. You will be provided with a copy of PayPal’s Insider Trading Agreement. Please review the Agreement carefully and execute the online certification through our SilkRoad Onboarding Portal to submit it to PayPal’s People team.

Benefits

You will also receive benefits from PayPal. Please refer to the benefit plan documents for more details, including eligibility. Details about company benefits, including the Employee Stock Purchase Program, 401(k), Sabbatical Program, and Tracking-Free Vacation, are available here: https://www.paypalbenefits.com. Since you will be part of PayPal’s executive team, you’re also eligible for the PayPal Holdings, Inc. Deferred Compensation Plan.

The above is just an overview. For more details and plan limitations, please review the Summary Plan Descriptions, plan documents, program summaries or grant agreements. You’ll see that we’re serious about offering a generous benefits package, though PayPal reserves the right to make changes or cancel any benefits at any time, in PayPal’s sole discretion.

Terms and Conditions

This offer is contingent upon the results of your background verification and reference checks, as PayPal deems appropriate, in its sole discretion. Please do not hesitate to contact [_______] if you have any questions pertaining to your background verification or reference checks.

Under federal immigration laws, PayPal is required to verify each new employee’s identity and legal authority to work in the United States. Accordingly, please be prepared to furnish appropriate documents satisfying those requirements; this offer of employment is conditioned on submission of satisfactory documentation. You will be provided with a list of the required documents.

Your employment at PayPal is at-will and either you or PayPal may terminate your employment at any time, with or without cause or advance notice. The at-will nature of the employment relationship can only be changed by written agreement signed by PayPal’s EVP, Chief Human Resources Officer. Other terms, conditions, job responsibilities, compensation and benefits may be adjusted by PayPal from time to time in its sole discretion.

Although your employment with PayPal is at-will and either you or PayPal may terminate your employment at any time, with or without cause or advance notice, as a part of PayPal’s executive team, you may be eligible to severance in certain circumstances pursuant and subject to the terms and conditions of any applicable severance program, policy or plan that PayPal may maintain from time to time. PayPal reserves the right to make changes or cancel any program, policy, plan and benefit at any time, in PayPal’s sole discretion.

Kindly indicate your consent to this offer letter by signing and returning a copy through DocuSign. In addition to this letter, other important documents, including the Mutual Arbitration Agreement and the Employee Proprietary Information and Inventions Agreement, outline additional terms and conditions of your employment. These documents will be provided to you for signature via our online candidate portal, SilkRoad. Please be sure to thoroughly review these documents prior to signing. These documents must be signed and returned prior to your start date.

Upon your signature below, this will become our binding agreement with respect to your employment and its terms, merging and superseding in their entirety all other or prior written or oral offers, agreements and communications. In accepting this offer and signing below, you acknowledge that you have not relied upon any statement, promise, agreement or representation not set forth in this letter.

At PayPal, we are continuing to write the next chapter in transforming the world’s digital economy. We believe the opportunities ahead of us are greater than ever, and we hope you will join us on the journey.

/s/ Dan Schulman

Dan Schulman
President and CEO of PayPal

ACCEPTED:

/s/ Blake Jorgensen

Blake Jorgensen

July 13, 2022

Date

Anticipated Employment Start Date: August 1, 2022
Anticipated CFO Appointment Date: August 3, 2022

$6,000,000 Sign-On Bonus
Repayment Agreement
In the event that your employment ceases for reasons of cause or resignation within 24 months from the date of the first payment of the sign on bonus, you will be required to repay the sign-on bonus to PayPal; provided that your repayment obligation for the sign-on bonus will be reduced by 1/24th of the full sign on bonus amount for every full month of active employment following such payment date.
For purposes hereof, “cause” shall mean any of the following: (i) your failure to substantially perform your assigned duties, other than failure resulting from your death or complete incapacity due to physical or mental illness or impairment; (ii) an act by you that constitutes misconduct and that may be, in PayPal’s sole discretion, injurious in any way to PayPal or any of its affiliates or subsidiaries (collectively, the “PayPal Companies”); (iii) a material violation by you of any law or regulation relating to the business of any of the PayPal Companies; or (iv) a breach by you of your fiduciary duty to any of the PayPal Companies.

ACCEPTED:

/s/ Blake Jorgensen

Blake Jorgensen

July 13, 2022

Date